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Exhibit 99.1

[STEINWAY MUSICAL INSTRUMENTS, INC. LOGO]

For Immediate Release:

Thomas Burzycki Retires from Conn-Selmer

        WALTHAM, MA—November 11, 2002—Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that Thomas Burzycki has retired from his position as President of the Company's band instrument division and resigned from the Company's board of directors.

        "After twenty-four incredible years with UMI and Selmer, the time has come for me to retire," commented Burzycki, who was appointed President of UMI in 1985 and became President of Selmer in 1990. "Since 1990 it was a dream of mine for Selmer and UMI to join forces. Two years ago, when Selmer acquired UMI, we took a huge step toward that goal. Recently, we initiated the process of reorganizing the two band companies into one dynamic organization, Conn-Selmer. My dream has become a reality. Having achieved all of my professional goals, I wish to now spend more time pursuing my personal interests."

        Dana Messina, CEO of Steinway Musical Instruments, noted, "Tom's contributions to the Company and the industry have been monumental. Everyone is grateful for what our band division accomplished under his direction." Messina added, "Under Tom's leadership, the company grew from a small band instrument manufacturer to a major worldwide force in the musical instrument industry. I believe Tom accomplished more than any other business leader in building a successful legacy in this business."

        In addition, while at Steinway Musical Instruments, Burzycki played a key role in the Company's acquisition of Steinway & Sons in 1995. It was that acquisition that led to the Company's initial public offering in 1996. Burzycki is currently President of the National Council of Music Importers & Exporters. He is past president of the National Association of Band Instrument Manufacturers and the American Music Conference. Burzycki is a past board member of the National Association of Music Merchants and an advisory board member of the Music Teachers National Association, Mr. Holland's Opus Foundation, Fischoff Chamber Music, Interlochen Music Camps and the Indiana Coalition for Music Education

        Burzycki has agreed to remain in a consulting role with Conn-Selmer to ensure a smooth transition of his position. Burzycki noted, "Although I am leaving Conn-Selmer, I am proud that I've positioned the company for a great future. I have every confidence that the strong management team we have assembled will lead Conn-Selmer to great achievements in the coming years."

About Steinway Musical Instruments

        Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world's leading manufacturers of musical instruments. Its notable products include Selmer Paris saxophones, Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums and Steinway & Sons pianos. Additional information can be obtained by visiting our web site: www.steinwaymusical.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

        This release contains "forward-looking statements" which represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein. These risk factors include the following: changes in general economic conditions; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault Telephone: 781-894-9770 E-mail: ir@steinwaymusical.com

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Exhibit 99.1